Exhibit 12(a)

PURCHASE AGREEMENT

     BlackRock Funds II (the “Fund”), a Massachusetts business trust, and BlackRock Investments, LLC (“BRIL”), a Delaware limited liability company, hereby agree as follows:

     1. The Fund hereby offers BRIL and BRIL hereby purchases ten shares of each of the Institutional, Investor A and Investor C classes of shares of the Fund’s Multi-Sector Bond Portfolio (the “Shares”) for $10 per Share. The Fund hereby acknowledges receipt from BRIL of funds in full payment for the foregoing Shares.

     2. BRIL represents and warrants to the Fund that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     3. “BlackRock Funds II” and “Trustees of BlackRock Funds II” refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated April 26, 2007 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of “BlackRock Funds II” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the ___ day of __________, 2010.

BLACKROCK FUNDS II

By:_________________________________
Name:
Title:

BLACKROCK INVESTMENTS, LLC

By:_________________________________
Name:
Title: